Exhibit 10.19

FORM OF
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of __________, 2009, is by and between Grande Communications Networks LLC, a Delaware limited liability company and successor-in-interest to Grande Communications Networks, Inc. (the “Company”), and Roy H. Chestnutt (“Chestnutt”).  In the event the Transaction (as defined herein) is not consummated, this Agreement shall be null and void.

RECITALS

WHEREAS, this Agreement shall become effective contemporaneously with the consummation of the Transaction (the “Effective Time”); the transactions contemplated by the Recapitalization Agreement dated as of August 27, 2009, by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., Grande Communications Holdings, Inc., ABRY Partners, LLC, Grande Investment L.P., and Grande Parent LLC are referred to as the “Transaction”;

WHEREAS, Chestnutt has served as Chief Executive Officer of Grande Communications Networks, Inc., pursuant to the terms of an Employment Agreement, effective as of December 31, 2005, as amended (the “Employment Agreement”);

WHEREAS, the Company will terminate Chestnutt’s employment relationship at the Effective Time;

WHEREAS, after termination of such employment relationship, the Company desires to engage the service of Chestnutt as a consultant and Chestnutt desires to accept such engagement upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Termination and Consulting Services.

(a)           The Company and Chestnutt acknowledge and agree that Chestnutt’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) at the Effective Time pursuant to Section 10(b)(2) of the Employment Agreement.  As a result, the Company acknowledges and agrees that upon the Effective Time it will be obligated to commence Severance Pay and Benefit Continuation (as such terms are defined in the Employment Agreement) to Chestnutt pursuant to Section 10(b)(5) of the Employment Agreement.

(b)           From the day following the Effective Time until the 180th day following the Effective Time (such 180th day, the “Consulting End Date”, and such period, the “Consulting Services Period”), Chestnutt shall render such consulting services (the “Services”) to the Company as may reasonably be requested by the Company from time to time.  Notwithstanding anything to the contrary in this Agreement, the parties intend that the average level of bona fide services to be provided by Chestnutt during the Consulting Services Period shall be equal to or less than 20% of the average level of the bona fide services provided by Chestnutt during the 36-month period immediately preceding the Effective Time.  Chestnutt shall not incur any travel or other expenses in performing the Services unless approved in advance by the Chief Executive Officer of the Company.  Chestnutt may engage in other services, employment or occupation during the Consulting Services Period as long as such services, employment or occupation are not contrary to the provisions of this Agreement and do not materially interfere with his duties and obligations hereunder.  Chestnutt shall comply with all applicable laws in providing Services and shall provide such Services in accordance with industry standards.

2.            Payment.  As consideration for the provision of the Services in accordance with this Agreement, a lump sum of $112,500 (less payroll taxes and other applicable withholdings and deductions) (the “Consulting Bonus”) will be payable to Chestnutt in accordance with and subject to the terms and conditions of this Section 2.  Payment of the Consulting Bonus under this Section 2 is subject to execution and delivery of a release executed by Chestnutt on or after the Consulting End Date on a form prepared by the Company (the “Release”). The Consulting Bonus will be paid to Chestnutt in a single payment within ten (10) business days following the eighth (8th) day after Chestnutt signs and delivers the Release; provided that if Chestnutt revokes the Release within such eight (8) day period or does not execute and deliver the Release to the Company within thirty (30) business days after the Consulting End Date, Chestnutt will not be entitled to any Consulting Bonus under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to make any payment under this Agreement if (1) Chestnutt is in material breach of Section 11 of the Employment Agreement; (2) the Company terminates this Agreement for Cause, or (3) Chestnutt is no longer available to perform Services prior to the Consulting End Date due to his death or Disability.  For purposes of this Agreement, “Cause” shall mean (i) the commission by Chestnutt of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud, (ii) conduct by Chestnutt tending to bring the Company into substantial public disgrace or disrepute, (iii) failure of Chestnutt to perform (in any material respect) his obligations under this Agreement or the reasonable directives of the Chief Executive Officer or the Board, provided, that the Chief Executive Officer or the Board shall give Chestnutt notice of such failure and Chestnutt shall have thirty (30) days to cure such failure, which if such failure is not cured during said thirty (30) day period, the Company shall have the immediate right to terminate the Services under this Agreement; (iv) gross negligence or willful misconduct by Chestnutt in providing the Services; or (v) any substance abuse of Chestnutt in any manner interferes with the performance of the Services.  For purposes of this Agreement, “Disability” shall mean Chestnutt has become mentally or physically incapacitated to the extent that he is unable to perform the Services under this Agreement for a period of three (3) months, as determined by the Company following consultation with and the advice of his attending or family physician or other qualified physician.

3.            Independent Contractor.  Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto.  Chestnutt acknowledges that, with respect to the provision of Services during the Consulting Services Period, he will be an independent contractor, will not be an agent or employee of the Company or any affiliated entity, will not be entitled to any Affiliated Entity employment rights or benefits (except as expressly provided herein) and will not be authorized to act on behalf of the Company or any affiliated entity.  Chestnutt further acknowledges and agrees that, with respect to the provision of Services during the Consulting Services Period, he waives any and all rights he has, or may have, against the Company or any affiliated entity under the Employee Retirement Income Security Act of 1974.  Chestnutt shall be solely responsible for any and all tax obligations of Chestnutt arising from or relating to Section 2 of this Agreement.  Notwithstanding the above, the Company has the right to withhold amounts from the payment provided in Section 2 if in fact the Company determines that it is otherwise obligated to withhold such amounts under applicable laws.

4.            Cancellation of Stock Options.  Chestnutt hereby acknowledges receipt of the Cancellation Notice from the Board of Directors of the Company, whereby the Board of Directors communicated its intent to terminate all options in connection with the Transaction pursuant to Section 15(c)(iii) of the Grande Communications Holdings, Inc. 2000 Stock Incentive Plan.  Chestnutt further acknowledges and agrees that it is his sole responsibility to exercise the vested portion of any options under the Plan that he holds by the Cancellation Date (as defined in the Cancellation Notice) and that any such vested options that are not so exercised will expire upon the Cancellation Date.

5.            409A.  Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits under this Agreement are determined to be have been made upon a separation from service and are determined to be “nonqualified deferred compensation” subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Company determines that Chestnutt is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall be paid no earlier than the first day of the seventh month following Chestnutt’s separation from service (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Chestnutt would have received during such six-month period if no such payment delay had been imposed.)  For purposes of this Section 5, “separation from service” will have the meaning as set forth in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.

6.             Parachute Limitations.  Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Chestnutt with the Company or any affiliate of the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to Chestnutt, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Chestnutt (a “Benefit Arrangement”), if Chestnutt is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, (the “Code”), any payment (or portion thereof) under this Agreement shall not be made (i) to the extent that such payment, taking into account all other rights, payments, or benefits to or for Chestnutt under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to Chestnutt under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts that Chestnutt would receive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that Chestnutt could receive without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to payment under this Agreement, in conjunction with all other rights, payments, or benefits to or for Chestnutt under any Other Agreement or any Benefit Arrangement would cause Chestnutt to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount that Chestnutt would receive as described in clause (ii) of the preceding sentence, then Chestnutt shall have the right, in Chestnutt’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit under this Agreement be deemed to be a Parachute Payment.

7.             Miscellaneous.

(a)           No Assignment.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Employee without the prior written consent of the Company and any attempt to do so will be void.

(b)           Amendments.  This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

(c)           Waiver of Provisions; Remedies Cumulative.  Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto.  The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof.  No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

(d)           Survival.  All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement shall survive such termination or expiration in accordance with their terms.

(e)           Severability; Interpretation.  Any provision of this Agreement that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)            Governing Law/Venue.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.  The sole and exclusive venue for any dispute arising out of this Agreement shall be in a court of competent jurisdiction located in Travis County, Texas.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each party and delivered to the other party, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

(h)           Notices.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Chestnutt, at the address set forth below or, in the case of notices to the Company, to its principal office at 401 Carlson Circle, San Marcos, Texas 78766, to the attention of its President.

(i)            Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the Effective Time.

GRANDE COMMUNICATIONS NETWORKS LLC

By:
Michael L. Wilfley, Chief Financial Officer

Roy H. Chestnutt

Address:

Signature Page to Chestnutt Consulting Agreement